Exhibit 99.1

FORM OF

WRITTEN CONSENT OF

POSTMATES INC.

This written consent is solicited by the board of directors of Postmates Inc., a
Delaware corporation (“Postmates”)

The Postmates board recommends that you consent to approve each of the proposals set forth below.

Please return this written consent no later than [         ] (Pacific Time) on [         ], 2020, which is the consent deadline. Your shares will be tabulated and voted to approve or disapprove the proposals as you indicate below. Any written consent returned without indicating a decision on each of the proposals set forth below will be voted to APPROVE each proposal with respect to which no decision is indicated.

The undersigned, being a holder of record as of the close of business on [          ], 2020 of (a) shares of common stock, par value $0.000001, of Postmates (“Postmates common stock”) and/or (b) shares of one or more series of preferred stock, par value $0.000001, of Postmates (“Postmates preferred stock”) hereby consents, by written consent without a meeting, to the actions as set forth below with respect to all of the aforementioned shares of Postmates common stock and Postmates preferred stock, as applicable, that the undersigned holds of record.

The undersigned acknowledges receipt of the consent solicitation statement/prospectus, which is part of the registration statement on Form S-4 (No. [         ]) of Uber Technologies, Inc., a Delaware corporation (“Uber”), and which more fully describes the proposals below.

Proposal 1.	Approval of the adoption of the Agreement and Plan of Merger, dated as of July 5, 2020, by and among Uber, News Merger Sub Corp., News Merger Company LLC, and Postmates (the “merger agreement”), as further described in the consent solicitation statement/prospectus.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

Proposal 2.	Approval of the adoption of the amendment of the eighth amended and restated certificate of incorporation of Postmates, as further described in the consent solicitation statement/prospectus.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

The undersigned, as a holder of Postmates common stock and/or Postmates preferred stock, hereby acknowledges that the undersigned is aware of his, her or its right to seek appraisal of the fair value of his, her or its shares pursuant to Section 262 of the General Corporation Law of the State of Delaware and Chapter 13 of the California Corporations Code (if deemed applicable to the transaction by virtue of Section 2115 of the California Corporations Code), copies of which are attached to the consent solicitation statement/prospectus, and further, that by executing this written consent to approve the adoption of the merger agreement, such appraisal or dissenters’ rights under Delaware and/or California law, as applicable, are hereby waived, and that such waiver is irrevocable.

[Signature Page Follows]

IMPORTANT: PLEASE DATE AND SIGN THIS WRITTEN CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this written consent promptly to Postmates by mailing this written consent to Postmates Inc., P.O. Box 8016, Cary, NC 27512-9903, Attention: General Counsel, or by emailing a .pdf copy of this written consent to consents@postmates.com.

IF AN INDIVIDUAL		IF AN ENTITY

Complete Name of Entity:

By:		By:
Name:		Name:
Title:		Title:
Date:	, 2020	Date:	, 2020